Exhibit 16.1

April 25, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

We have read Item 4.01(a) of Form 8-K dated April 25, 2006, of Methode Electronics, Inc. with respect to the Methode Electronics, Inc. 401(k) Savings Plan and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP